BY-LAW NO. 1

A by-law relating generally to the conduct of the affairs of HIGH PLAINS URANIUM, INC., a company incorporated under the laws of the Province of New Brunswick.

BE IT ENACTED AND IT IS HEREBY ENACTED as a by-law of HIGH PLAINS URANIUM, INC. (hereinafter called the "Corporation") as follows:

DIRECTORS

1. *Quorum.* A majority of the number of authorized directors shall constitute a quorum for the transaction of business at any meeting of directors, provided that if there is only one director, that director shall constitute a quorum and if there are two directors, both must be present to constitute a quorum.

2. *Meetings.* The Chair of the Board, if any, the President or any director of the Corporation may call a meeting of directors.

Notice of a meeting of directors shall be sent to each director not less than 48 hours before the date of the meeting provided that meetings of the directors may be held at any time without notice if all the directors are present or if all the absent directors have waived notice. Notice of any meeting of directors or any irregularity in any meeting or in the notice thereof may be waived by any director either before or after the meeting.

For the first meeting of directors to be held following the election of directors at a meeting of the shareholders, no notice of such meeting need be given in order for the meeting to be duly constituted, provided a quorum of the directors is present.

3. *Voting.* Questions arising at any meeting of directors shall be decided by a majority of votes. In case of an equality of votes, the chairman of the meeting in addition to his original vote shall not have a second or casting vote.

OFFICERS

4. *Appointment of officers.* The directors shall annually, or as may be required, designate such offices of the Corporation and appoint such officers as they may consider advisable. None of such officers, other than the Chair, need be a director of the Corporation.

5. *Duties of officers.* The officers shall perform such duties as may be specified from time to time by the directors, or pursuant to a delegation of authority from the directors.

6. *Removal of officers.* All officers shall be subject to removal by the directors at any time, with or without cause.

SHAREHOLDERS

7. *Place of meetings.* Meetings of shareholders of the Corporation may be held at such place or places within Canada that the directors may from time to time determine.

8. *Votes.* Every question submitted to any meeting of shareholders shall be decided in the first instance on a show of hands and, in case of an equality of votes, the chair of the meeting shall both on a show of hands and at a poll have a second or casting vote in addition to the vote or votes to which the chair may be entitled as a shareholder or proxy nominee.

9. *Quorum.* A quorum for any meeting of shareholders shall be composed of those person(s) who are shareholders, and together holding or representing by proxy more than fifty percent (50%) of the outstanding shares of the Corporation entitled to vote at the meeting.

GENERAL

10. *Limitation of Liability.* No director, officer or employee shall be liable for the acts, receipts, neglects or defaults of any other director, officer or employee, or for joining in any receipt or other act for conformity, or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired for or on behalf of the Corporation, or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Corporation shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any of the moneys, securities or effects of the Corporation shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any of the moneys, securities or effects of the Corporation shall be deposited, or for any loss occasioned by any error in judgment or oversight on such person's part, or for any other loss, damage or misfortune whatever which shall happen in the execution of the duties of his or her office or employment or in relation thereto, unless the same are occasioned by such person's own negligence or wilful default; provided that nothing herein shall relieve any director, officer or employee from the duty to act in accordance with the Act or from liability for any breach thereof.

11. *Indemnification.* The Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation or a person who acts or acted at the Corporation's request as a director or officer of a body corporate of which the Corporation is or was a shareholder (or other type of equity holder) or creditor, and such person's heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such person in respect of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of such corporation or body corporate, to the full extent permitted by the Act and by law. The Corporation is authorized to enter into agreements evidencing its indemnity in favour of the foregoing persons to the full extent permitted by law and may purchase and maintain insurance against the risk of its liability to indemnify pursuant to this provision.

12. *Voting securities in other issuers.* All securities of any other body corporate or issuer of securities held from time to time by the Corporation may be voted at all meetings of shareholders, bondholders, debenture holders or holders of such securities, as the case may be, of such other body

corporate or issuer and in such manner and by such person or persons as the directors of the Corporation shall from time to time determine.

13. *Execution of contracts, etc.* Contracts, documents or other instruments in writing requiring the execution by the Corporation may be signed by any two of the directors and officers and all contracts, documents or other instruments in writing so signed shall be binding upon the Corporation without any further authorization or formality. Notwithstanding this provision, the directors are authorized from time to time, by resolution, to appoint any officer or officers, director or directors, or any other person or persons on behalf of the Corporation either to sign contracts, documents or instruments in writing generally or to sign specific contracts, documents or instruments in writing.

14. *Financial year.* The financial year of the Corporation shall terminate on such day in each year as the board of directors may from time to time by resolution determine.

15. *Banking and borrowing arrangements.* The banking business of the Corporation including, without limitation, the borrowing of money and the giving of security therefor, shall be transacted with such banks, trust companies or other bodies corporate or organizations and under such agreements, instructions and delegations of powers as the directors, or any two of the Chair of the Board, President, Chief Financial Officer, Treasurer or Secretary, or persons appointed by the board in equivalent positions of responsibility may from time to time prescribe, and the foregoing persons shall have the authority to appoint bankers, authorize facsimile signatures on cheques, authorize signing officers to sign, endorse or deposit cheques, bills of exchange and similar documents, and attend to any other matters related to the Corporation's dealings with its bankers.

Without limiting the borrowing powers of the Corporation, the board may from time to time: (a) borrow money upon the credit of the Corporation; (b) issue, re-issue, sell or pledge bonds, debentures, notes, or other evidence of indebtedness or guarantee of the Corporation, whether secured or unsecured; and (c) mortgage, hypothecate, pledge, or otherwise create an interest in or charge upon all or any property (including the undertaking and rights) of the Corporation, owned or subsequently acquired, by way of mortgage, hypothec, pledge or otherwise, to secure payment of any such evidence of indebtedness or guarantee of the Corporation. Nothing in this section limits or restricts the borrowing of money by the Corporation on bills of exchange or promissory notes made, drawn, accepted, or endorsed by or on behalf of the Corporation.

16. *Effective date.* This by-law shall become effective immediately upon its enactment by the directors, but is subject to confirmation or rejection at the next meeting of shareholders.

The undersigned certifies that the foregoing by-law was enacted by the board of directors of the Corporation and confirmed by the shareholders of the Corporation on the 10th day of February, 2005.

Dated the 10th day of February, 2005.

[signature]

President – **JOHN RYAN**